Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-128689) of Residential Capital, LLC of our report dated February 26, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the inclusion of disclosures required by SEC Rule 3-10 of Regulation S-X as discussed in Note 29, as to which the date is August 25, 2009 relating to the financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

PricewaterhouseCoopers LLP

New York, New York

August 25, 2009